Exhibit 10.33

EXECUTION COPY

THIRD AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT

dated as of and effective November 21, 2006

By and Between

Trex Company, Inc.

and

JPMorgan Chase Bank, N.A., as Issuing Bank and Administrative Agent

in connection with the Letter of Credit

securing

$25,000,000

Mississippi Business Finance Corporation

Variable Rate Demand Environmental Improvement Revenue Bonds

(Trex Company, Inc. Project), Series 2004

THIRD AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT

TABLE OF CONTENTS

This Table of Contents is not a part of this Third Amendment to Reimbursement and Credit Agreement and is only for convenience of reference.

-i-

THIRD AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT

THIS THIRD AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT (this “Third Amendment”), dated as of and effective November 21, 2006, between TREX COMPANY, INC., a Delaware corporation (the “Borrower”) and JPMorgan Chase Bank, N.A., as Issuing Bank (in such capacity the “Bank”) and Administrative Agent (in such capacity the “Administrative Agent”).

BASIS FOR THIS THIRD AMENDMENT

1. This Third Amendment is authorized by Section 11.03 of the Reimbursement and Credit Agreement dated as of December 1, 2004, among the Borrower, the Bank and the Administrative Agent (the “Original Agreement”). The terms, conditions and provisions of the Original Agreement, as amended by the First Amendment to Reimbursement and Credit Agreement dated July 25, 2005, among the Borrower, the Bank and the Administrative Agent (the “First Amendment”) and the Second Amendment to Reimbursement and Credit Agreement dated as of and effective December 31, 2005 (the “Second Amendment” and together with the Original Agreement and the First Amendment, the “Amended Agreement”) are incorporated into this Third Amendment by reference to the same extent and with the same force and effect as if fully stated in this Third Amendment.

2. The Borrower, the Bank and the Administrative Agent have agreed to a further amendment to (a) Section 6.12 of the Original Agreement in order to provide a new ratio of Funded Net Debt to Consolidated EBITDA on December 31, 2006 and March 31, 2007 and (b) Section 7.01 in order to permit an increase in the amount of Debt outstanding under the BBT Agreement.

3. In consideration of the premises and of the mutual covenants herein contained, and for good and valuable consideration, the Bank, the Administrative Agent and the Borrower do mutually covenant and agree, as follows:

Section 1. Definitions; Rules of Interpretation.

1.1 Definitions. For purposes of this Third Amendment, all capitalized words and phrases not defined in this Third Amendment shall have the meanings given to them in Section 1.01 of the Original Agreement.

1.2 Rules of Interpretation. For all purposes of the Agreement the following shall govern, except as otherwise expressly provided for or unless the context otherwise requires:

(i) The “Agreement” shall mean the Amended Agreement as modified, altered, amended or supplemented by this Third Amendment and as it may from time to time be further modified, altered, amended or supplemented.

(ii) All references in this Third Amendment to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the Original Agreement unless otherwise indicated.

(iii) Terms defined in this Third Amendment shall have the meanings prescribed for them where defined herein.

(iv) All accounting terms not otherwise defined in this Third Amendment shall have the meanings assigned to them in accordance with the Original Agreement.

(v) Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders.

(vi) Terms in the singular include the plural and vice versa.

(vii) The headings and the table of contents set forth in this Third Amendment are solely for convenience of reference and shall not constitute a part of this Third Amendment nor shall they affect its meaning, construction or effect.

Section 2. Amendment of Original Agreement.

2.1 Amendment of Section 6.12(b) of Original Agreement. Section 6.12(b) of the Original Agreement is hereby amended to read in its entirety as follows:

“(b) The Borrower will not, as of the end of any fiscal quarter, permit the ratio of Funded Net Debt to Consolidated EBITDA for the four-quarter period ended as of the end of such fiscal quarter to exceed 2.50 to 1.00; provided that (i) the ratio of Funded Net Debt to Consolidated EBITDA for the fiscal quarter ending December 31, 2006 shall not exceed 3.75 to 1.00 and (ii) the ratio of Funded Net Debt to Consolidated EBITDA for the fiscal quarter ending March 31, 2007 shall not exceed 3.25 to 1.00.”

2.2 Amendment of Section 7.01(c) of Original Agreement. Section 7.01(c) of the Original Agreement is hereby amended to read in its entirety as follows:

“(c) Debt outstanding under the BBT Agreement (including the Real Estate Term Loan Obligations (as defined in the BBT Agreement) and the Revolving Credit Loan Obligations (as defined in the BBT Agreement) (which have been increased to an authorized amount not to exceed $70,000,000 through June 30, 2007 and shall revert to $20,000,000 thereafter)) and under the Notes (as defined in the BBT Agreement) and the Subsidiary guarantees required pursuant thereto;”

Section 3. Representations of the Parties. Each of the parties hereto hereby represents and warrants to the other parties as follows:

3.1 Due Organization. Each party is an organization duly organized, validly existing under the law of the state of its formation and in good standing in all jurisdictions required for it to conduct its business as now conducted and has full power and authority to carry on its business as now conducted.

3.2 Due Authorization. Each party has full power and authority to execute, deliver and perform this Third Amendment and to carry out the transactions contemplated hereby. This Third Amendment has been duly and validly executed and delivered by each party and constitutes the valid and binding obligation of each party, enforceable in accordance with its terms, except to the extent that enforceability may be limited by laws affecting creditors’ rights and debtors’ obligations generally, and legal limitations relating to remedies of specific performance and injunctive and other forms of equitable relief.

3.3 No Conflict. The execution, delivery and performance of this Third Amendment (as well as any other instruments, agreements, certificates or other documents contemplated hereby, if any) do not (a) violate any laws, rules, regulations, court orders or orders of any governmental or regulatory body applicable to the parties or their respective property, (b) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with any governmental body or other entity that has not been obtained or made or (c) violate or conflict with any provision of the organizational document, operating agreement or bylaws of such party.

3.4. Further Assurances. Each party hereto, at the reasonable request of any other party hereto, will execute and deliver such other documents and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 4. Special Representations of the Borrower The Borrower hereby represents and warrants to the other parties as follows:

4.1. Prior Representations and Warranties The representations and warranties of the Borrower in the Amended Agreement are true and correct in all material respects as of the date hereof.

4.2. No Default There is no Default or Event of Default under the Amended Agreement.

4.3. Full Force and Effect All provisions of Amended Agreement continue in full force and effect with respect to the Borrower.

4.4. BBT Agreement Amendment The BBT Agreement was amended to contain provisions similar to those contained in Section 2.1 and 2.2 hereof on November 9, 2006.

Section 5. More Favorable Covenants. If, after the date hereof, any of the covenants, representations and warranties or events of default, or any other material term or provision, contained in the BBT Agreement is amended, restated, supplemented or otherwise modified to make such covenant, representation and warranty or event of default, or any other material term or provision more favorable, in the sole but reasonable opinion of the Administrative Agent, to the lender or lenders under the BBT Agreement than are the terms of this Third Amendment to the Bank and the Bank Participants, this Third Amendment shall be amended to contain each such more favorable covenant, representation and warranty, event of default, term or provision, and the Borrower hereby agrees to so amend this Third Amendment and to execute and deliver all such documents requested by the Administrative Agent to reflect such amendment. Prior to the execution and delivery of such documents by the Borrower, unless the Administrative Agent has waived in writing its rights under this Section 5, this Third Amendment shall be deemed to contain each such more favorable covenant, representation and warranty, event of default, term or provision of the BBT Agreement for purposes of determining the rights and obligations hereunder.

Section 6. Miscellaneous.

6.1 Governing Law. The substantive laws of the State shall govern the construction and enforcement of this Third Amendment without giving effect to the application of choice of law principles.

6.2 Execution in Counterparts. This Third Amendment may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

6.3 Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Bank in connection with the preparation, execution and delivery of this Third Amendment and any other documents which may be delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank and the Administrative Agent with respect thereto.

Section 7. Effective Date. This Third Amendment shall become effective immediately.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

TREX COMPANY, INC.

By:	/s/ Paul D. Fletcher
Paul D. Fletcher
Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Bank and Administrative Agent

By:	/s/ Lee Brennan
Lee Brennan
Vice President